Exhibit 21

LIST OF SUBSIDIARIES

 1.

Zeros & Ones Technologies, Inc., a California corporation

2.

Rocket Stream, Inc., a Georgia corporation

3.

Rocketstream Holding Corporation, a Nevada corporation